Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2008 relating to the financial statements which appear in the Annual Report of Dillon Companies, Inc. Employees’ Profit Sharing Plan on Form 11-K for the years ended December 31, 2007 and 2006.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

July 29, 2008